Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Citizens Financial Group, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.01 per share (“Common Stock”)	Other	1,575,059(2)	$43.41	$68,373,311.19	0.0000927	$6,338.21

Total Offering Amounts					$68,373,311.19		$6,338.21

Total Fee Offsets							—

Net Fee Due							$6,338.21

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover additional shares of Common Stock which may become issuable by reason of any stock split, stock dividend, recapitalization, or other similar transaction effected without consideration which results in the increase in the number of outstanding shares of the Registrant’s Common Stock.

(2)

Represents shares of Common Stock issuable upon the exercise or vesting, as applicable, of equity awards issued pursuant to the Investors’ 2015 Equity Incentive Plan and the Investors’ 2006 Equity Incentive Plan which equity awards were converted into equity awards in respect of Common Stock pursuant to that certain Agreement and Plan of Merger, dated as of July 28, 2021, by and between the Registrant and Investors Bancorp, Inc., a Delaware corporation.

(3)

Estimated solely for purposes of calculating the registration fee. Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, the proposed maximum offering price per share and proposed maximum aggregate offering price are based on the reported average of the high and low prices of Common Stock as reported on the New York Stock Exchange on April 4, 2022.